As filed with the Securities and Exchange Commission on February 6, 2015
                Registration No. 333-201540

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Journal Media Group, Inc.
(Exact name of Registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	2711 (Primary Standard Industrial Classification Code Number)	47-1939596 (IRS Employer Identification Number)

333 West State Street Milwaukee, Wisconsin, 53203 (414) 224-2000 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Mary Hill Taibl, Esq.
Secretary
333 West State Street
Milwaukee, Wisconsin 53203
(414) 224-2000
(Address, including zip code, and telephone number, including area code, of agent of service)

Russell E. Ryba, Esq. Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 (414) 297-5668	William Appleton, Esq. Senior Vice President and General Counsel The E. W. Scripps Company 312 Walnut Street, 28th Floor Cincinnati, Ohio 45202 (513) 977-3997	Steven H. Goldberg, Esq. Baker & Hostetler LLP 45 Rockefeller Plaza New York, New York 10111-0100 (212) 589-4219

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the transactions contemplated by the Master Transaction Agreement, dated as of July 30, 2014, described in the enclosed prospectus have been satisfied or waived.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company “in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (do not check if a smaller reporting company)	Smaller reporting company ☐
If applicable, place an “X” in the box to designate the appropriate rule provision relied upon in conducting this transaction.

Exchange Act Rule 13e- 4(i) (Cross-Border Issuer Tender Offer)          ☐
Exchange Act Rule 14d- 1(d) (Cross-Border Third-Party Tender Offer)     ☐

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 3 to the Journal Media Group, Inc. Registration Statement on Form S-4 (Registration No. 333-201540) originally filed with the Securities and Exchange Commission on January 16, 2015, as amended by Amendment No. 1 filed on January 30, 2015 and Amendment No. 2 filed on February 4, 2015, is being filed for the sole purpose of filing Exhibits 8.1 (and the related consent included therein as Exhibit 23.4) and 8.2 (and the related consent included therein as Exhibit 23.5) and updating the Exhibit Index accordingly. This Amendment No. 3 does not relate to the contents of the prospectus that forms a part of the Registration Statement, and, accordingly, the prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The bylaws of Journal Media Group provide that the directors and officers of Journal Media Group, any trustee of any employee benefit plan of Journal Media Group and any person serving at the request of Journal Media Group as a director, officer, employee or agent of another corporation, partnership, joint venture or trust are entitled to mandatory indemnification from Journal Media Group against certain liabilities (which may include liabilities under the Securities Act) and expenses (1) to the extent such persons are successful in the defense of a proceeding and (2) in proceedings in which the person is not successful in defense thereof, unless (in the latter case only) it is determined that such person breached or failed to perform his or her duties to Journal Media Group and such breach or failure constituted: (a) a willful failure to deal fairly with Journal Media Group or its shareholders in connection with a matter in which the person had a material conflict of interest; (b) a violation of the criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the person derived an improper personal profit; or (d) willful misconduct. It should be noted that the WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. In addition, the WBCL would require mandatory indemnification of directors and officers of Journal Media Group under certain circumstances, as more fully described in Sections 180.0850 through 180.0859 thereof. Additionally, under the WBCL, directors of Journal Media Group are not subject to personal liability to Journal Media Group, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

Expenses for the defense of any action for which indemnification may be available are required to be advanced by Journal Media Group under certain circumstances.

The indemnification provided by the WBCL and Journal Media Group’s bylaws is not exclusive of any other rights to which a director, officer or other person may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer, director or other person may be required to bear the economic burden of the foregoing liabilities and expense.

Journal Media Group will also maintain director and officer liability insurance against certain claims and liabilities which may be made against Journal Media Group’s former, current or future directors or officers or persons serving at the request of Journal Media Group in positions with other entities as described above.

Item 21. Exhibits and Financial Statement Schedules.

(a)A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b)All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes to respond to any request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on February 6, 2015.

JOURNAL MEDIA GROUP, INC.

By:	/s/ William Appleton
Name: William Appleton
Title: Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on February 6, 2015. Each person whose signature appears below constitutes and appoints Mary Hill Taibl and William Appleton, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Steven J. Smith	Director and Chief Executive Officer
Steven J. Smith	(Principal Executive Officer, Principal Financial Officer and Principal Accounting
Officer)

/s/ Richard A. Boehne	Director
Richard A. Boehne

EXHIBIT INDEX

Exhibit Number	Description	Form	File Number	Exhibit	Report Date

2	Master Transaction Agreement, dated as of July 30, 2014, by and among The E. W. Scripps Company, Scripps Media, Inc., Desk Spinco, Inc., Scripps NP Operating, LLC (f/k/a Desk NP Operating, LLC), Desk NP Merger Co., Desk BC Merger, LLC, Journal Communications, Inc., Boat Spinco, Inc., Boat NP Merger Co. and Journal Media Group, Inc. (f/k/a Boat NP Newco, Inc.) ***	8-K	1-31805	2	7/30/2014
3.1	Amended and Restated Articles of Incorporation of Journal Media Group, Inc. effective December 5, 2014 **
3.2	Bylaws of Journal Media Group, Inc. effective December 5, 2014 **
5	Opinion of Foley & Lardner LLP as to the validity of the securities being registered **
8.1	Opinion of Foley & Lardner LLP regarding certain federal income tax matters
8.2	Opinion of Baker & Hostetler LLP regarding certain federal income tax matters
10.1	Employment Agreement, dated as of January 5, 2015, by and between Journal Media Group, Inc. and Timothy E. Stautberg **
10.2	Employee Matters Agreement, dated as of July 30, 2014 by and among The E. W. Scripps Company, Desk Spinco, Inc., Scripps NP Operating, LLC (f/k/a Desk NP Operating, LLC), Journal Communications, Inc., Boat Spinco, Inc. and Journal Media Group, Inc. (f/k/a Boat NP Newco, Inc.)	8-K	1-31805	10.1	7/30/2014
10.3	Scripps Tax Matters Agreement, dated July 30, 2014, by and among The E. W. Scripps Company, Desk Spinco, Inc. and Journal Media Group, Inc. (f/k/a Boat NP Newco, Inc.)	8-K	1-31805	10.2	7/30/2014
10.4	Journal Tax Matters Agreement, dated July 30, 2014, by and among Desk BC Merger, LLC, Journal Communications, Inc., Boat Spinco, Inc. and Journal Media Group, Inc. (f/k/a Boat NP Newco, Inc.)	8-K	1-31805	10.3	7/30/2014
10.5	Form of Transition Services Agreement by and between The E. W. Scripps Company and Journal Media Group (f/k/a Boat NP Newco, Inc.) **
10.6	Change in Control Agreement, dated May 8, 2014, by and between Journal Communications, Inc. and Jason R. Graham	10-Q	1-31805	10.1	6/29/2014
10.7	Change in Control Agreement as amended and restated effective as of October 11, 2010, by and between Journal Communications, Inc. and Elizabeth F. Brenner	10-Q	1-31805	10.24	9/26/2010
10.8	Journal Communications, Inc. 2007 Omnibus Incentive Plan, as amended and restated effective February 7, 2011	10-K	1-31805	10.24	12/26/2010
10.9	Offer Letter Agreement, dated January 12, 2015, by and between Journal Media Group, Inc. and Jason R. Graham **
10.10	Form of Offer Letter from Journal Media Group, Inc. to Elizabeth F. Brenner **
21	Subsidiaries of Journal Media Group, Inc. **
23.1	Consent of Deloitte & Touche LLP, independent public accounting firm of Scripps Newspapers **
23.2	Consent of PricewaterhouseCoopers, LLP, independent accountants of JRN Newspapers **
23.3	Consent of Foley & Lardner LLP (included in the opinion filed as Exhibit 5 to this registration statement) **

23.4	Consent of Foley & Lardner LLP (included in the opinion filed as Exhibit 8.1 to this registration statement)
23.5	Consent of Baker & Hostetler LLP (included in the opinion filed as Exhibit 8.2 to this registration statement)
24	Power of Attorney of the Directors of Journal Media Group, Inc. (contained on the signature page hereto) **
99.1	Consents of persons named to become directors of Journal Media Group, Inc. upon consummation of the transactions **
99.2	Definitive Joint Proxy Statement/Prospectus of Scripps and Journal, dated February 6 2015, relating to the transactions.	S-4	333-200388	—	—

**	Previously filed
***
The schedules, exhibits and similar attachments to the master transaction agreement are not being filed herewith. The Registrant agrees to furnish supplementally a copy of all such schedules and exhibits to the Securities and Exchange Commission upon request.